 EX-99.(a)(i)

CERTIFICATE OF TRUST OF
NORTH INVESTMENTS COMPANY TRUST

This Certificate of Trust of North Investments Company Trust, a statutory trust (the “Trust”), executed by the undersigned trustees, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”), sets forth the following:

FIRST: The name of the statutory trust formed hereby is North Investments Company Trust.

SECOND: The address of the registered office of the Trust in the State of Delaware is 8 The Green STE B, Northwest Registered Agent, Dover, DE 19901, Kent County. The name of the Trust’s registered agent at such address is Northwest Registered Agent Service, Inc.

THIRD: The Trust formed hereby is, or will become prior to or within 180 days following the first issuance of beneficial interests, an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

FOURTH: Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

FIFTH: The Trust is formed effective as of September 8, 2026.

IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have duly executed this Certificate of Trust as of the 8th day of September, 2026.

/s/ North VanHooser	/s/ Don Marczewski
North VanHooser, Trustee	Don Marczewski, Trustee